U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5
ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:  Thomas A. Colwell, PO
Box 447, Deer Isle, ME 04627-0447

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  Not provided

4.  Statement for Month/Year:  December 2001

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director.


Table 1:  Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned
Title of
Security
Tran
Date
Tran
Code
Securities Acquired
(A)
or Disposed of (d)
Amount     A/D
Price
Amount
of
Securit
ies
Ownersh
ip
Form
Nature
of
Ownersh
ip
Bar Harbor
Bankshares
Common Stock





5,400
D
